EXHIBIT 10.7


                                   MEMORANDUM

TO:     BOARD OF DIRECTORS

FROM:   MANAGEMENT

DATE:   DECEMBER 22, 2000

RE:     RECOMMENDED STOCK OPTION GRANT POLICY FOR COMPANY

All optionees currently engaged by the Company or any of its subsidiaries (excluding optionees engaged by Unity Wireless Singapore) shall be given the opportunity to rescind all, but not less than all, of their options, vested or otherwise, in return for a grant of options pursuant to the policies described in this memorandum. Any decision to rescind must be made in writing no later than Friday, December 29, 2000.

Unless otherwise specified herein, all options granted henceforth shall be subject to the terms and conditions of the 1999 Stock Option Plan (the "99 Plan") of the Company and the following terms and conditions:

o  vesting schedule: in equal quarterly amounts over three years
o  term: five years from date of grant
o  exercise price: fair market value on date of grant
o a quarterly vesting shall take place at the end of a quarter only if the optionee has worked for the Company or one its subsidiaries for more than one-half of the quarter

A.    Directors

o     chairman                                 200,000 initial grant of options
o     director                                  75,000 initial grant of options
o     member of compensation committee           5,000 initial grant of options
o     member of audit committee                  5,000 initial grant of options
o     member of options committee                2,500 initial grant of options

It is recommended that board members commit to minimum of six meetings per year, in person or by telephone.



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B. Senior Management

o  president and chief executive officer     200,000 initial grant of options*
o  chief financial officer                   200,000 initial grant of options*
o  senior vice president                     200,000 initial grant of options*
o  vice president, business development      200,000 initial grant of options*

*One-half to vest immediately upon grant, with the balance to vest over three years in equal quarterly amounts.

C.       Board of Technical Advisors

o        chairman          75,000 initial grant of options
o        member            50,000 initial grant of options

It is recommended that board members commit to minimum of six meetings per year, in person or by telephone.

D.       Board of Business Advisors

o        member            10,000 initial grant of options

It is recommended that board members commit to making themselves available for advice to the Company upon reasonable notice from management.

E.       Ultratech Employees

Management recommends that these optionees be entitled to rescind, in return for that number of options equal to 100% of the aggregate amount of their options.

F.       Existing Employees of the Company and its Subsidiaries

Management recommends that these optionees be entitled to rescind, in return for that number of options equal to 50% of the aggregate amount of their options.